Exhibit 99


FOR IMMEDIATE RELEASE                                    July 27, 1999


     Butler National Corporation (OTCBB: BUKS) Completes Settlement of Affairs of Discontinued Food Distribution Subsidiary, RF, Inc.

     (OLATHE, KS) July 27, 1999 - Butler National Corporation (OTCBB: BUKS) reported that on July 20, 1999, the Company completed all the terms of a settlement agreement with the Trustee and the United States Bankruptcy Court regarding the involuntary bankruptcy of its discontinued and former Food Distribution Subsidiary, RF, Inc.

Highlights of the report include:

     As discussed at the last Annual Meeting of the Shareholders and as reported from time-to-time in its Annual Report on Form 10-K, Form 8-K, and related news articles, the Company discontinued its Food Distribution business segment including RF, Inc. ("RFI") and Valu Foods, Inc. ("VFI") because of an involuntary bankruptcy filing against RF, Inc. and other considerations. Settlement with the Trustee and the Court completes the affairs of this business segment.

     As of April 30, 1998, the operations of RFI were deconsolidated due to the Chapter 7 involuntary bankruptcy liquidation of the wholly owned subsidiary. The entire investment in RFI and VFI was written-off as a loss on discontinued operations.

     Since fiscal 1998, approximately nine months of management's time has been focused on the resolution of the RFI bankruptcy matter and the protection of Butler National's assets. This effort was very expensive to the Company in terms of management time, professional fees and the diversion of management's attention away from the daily operation of the core businesses as well as the analysis of business opportunities related to the core businesses.

     In the fall of 1998, the RFI bankruptcy trustee filed an action alleging a number of claims against the Company and its officers including a claim for repayment of preferential payments to the bankruptcy estate.

     The bankruptcy judge determined that RFI was not solvent at April 30, 1997, and therefore, the Company was liable to the RFI estate for $430,000 in preferential payments made to the Company in fiscal 1998. Although management of the Company strongly disagreed with the judge's ruling, the Company had already expended professional fees of approximately $380,000 and considerable corporate payroll and other expenses directly related to the RFI matter. Therefore, continued appeals of this matter were not in the best interest of the shareholders of the Company. As a result, the Company settled with the Trustee by paying $250,000 to the Court.

     Because the Company guaranteed the RFI debt to the bank, the Company assumed an additional liability of $908,209. The Company does not expect to recover a material amount from the disposal of the assets and has expensed approximately $2,000,000 as a loss from discontinued operations.

Management Comments:

     "This settlement is the final action related to the discontinued Food Distribution segment. This segment has required a considerable and disproportional amount of management time and attention over the past three years to protect the assets of the shareholders. We can now focus our efforts on the daily opportunities for more profitable operations of the Company as well as the separation between Butler's core business and the spin off of the gaming operations. We believe that by taking the strategic step to operate each segment as a business unit, allowing each company to focus on its own businesses and markets therefore enhancing their ability to achieve their full potential we can unlock greater value for each of these businesses and the shareholders of Butler National," commented Clark D. Stewart, President of the Company.

Our Business:

     Butler National Corporation operates in the aerospace and services business segments. The Services segment includes electronic monitoring of water pumping stations, temporary employee services, Indian gaming management services and administrative management services. Aerospace includes the manufacture of airborne electronic switching equipment for Boeing (McDonnell Douglas) and structural modification of business aircraft.

Forward Looking Information:

     The information set forth above may include "forward-looking" information as outlined in the recently enacted Private Securities Litigation Reform Act of 1995. The Cautionary Statements filed by the Company as Exhibit 99 of its FORM 10-Q filing are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for a discussion of factors which could affect the Company's operations and forward-looking statements contained herein.

FOR MORE INFORMATION, OR FOR A COMPLETE COPY OF BUTLER NATIONAL'S LATEST 10-Q,
CONTACT:

William A. Griffith, Investor Relations                    Phone (913)
780-9595
Butler National Corporation                              Fax     (913)
780-5088
19920 West 161st Street                              butlernational.com
Olathe, KS 66062